Exhibit (s)

Calculation of Filing Fee Tables

FORM N-2

(Form Type)

BLACKROCK CORPORATE HIGH YIELD FUND, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock	457(a)(1)	36,485,289	$9.80	$357,555,832.20(1)	$153.10	$54,741.80
Fees to Be Paid	Equity	Rights to Purchase Shares of Common Stock(2)	–	–	–	–	–	–
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities	Equity	Common Stock	415(a)(6)	8,514,711(3)	$10.98	$93,491,526.78(3)	$92.70		N-2ASR	333-262469	February 2, 2022	$8,666.66
Total Offering Amounts				45,000,000		$451,047,358.98		$54,741.80
Total Fees Previously Paid								—
Total Fee Offsets								—
Net Fee Due								$54,741.80
(1)

The Registrant is relying on Rule 457(c) under the Securities Act of 1933 to calculate the registration fee. The Maximum Aggregate Offering Price is estimated solely for the purpose of determining the registration fee in accordance with Rule 457(c) under the Securities Act of 1933 based on the average of the high and low sales prices of the shares of common stock on January 24, 2025, as reported on the New York Stock Exchange. The proposed maximum offering price per security will be determined, from time to time, by the Registrant in connection with the sale by the Registrant of the securities registered under this Registration Statement.

(2)

No separate consideration will be received by the Registrant. Any shares issued pursuant to an offering of rights to purchase shares of common stock, including any shares issued pursuant to an over-subscription privilege or a secondary over-subscription privilege, will be shares registered under this Registration Statement.

(3)

Pursuant to Rule 415(a)(6) under the Securities Act, this registration statement includes 8,514,711 of unsold shares of common stock (the “Unsold Carryfoward Shares”) that were previously registered for sale under the Registrant’s prior registration statement on Form N-2ASR (File No. 333-262469) effective February 2, 2022 (the “Prior Registration Statement”). The Registrant previously paid filing fees of $8,666.66 in connection with such Unsold Carryforward Shares. Pursuant to Rule 415(a)(6) under the Securities Act, the filing fees previously paid with respect to the Unsold Carryforward Shares will continue to be applied to such Unsold Carryforward Shares. Pursuant to Rule 415(a)(6) under the Securities Act, the offering of Unsold Carryforward Shares under the Prior Registration Statement will be deemed terminated as of the date of effectiveness of this registration statement.